SORL Auto Parts Reports 68.5% Increase in Revenue and 234.1% Increase in Net Income for the 2010 First Quarter

ZHEJIANG, China, May 14, 2010  -- SORL Auto Parts, Inc. (NASDAQ: SORL) (“SORL” or “The Company”), a leading manufacturer and distributor of commercial vehicle air brake systems as well as related auto parts in China, announced financial results for the first quarter ended March 31, 2010.

First Quarter Financial Highlights

•	Revenues rose 68.5% year-over-year;

•	OEM sales rose 108.7% year-over-year;

•	Gross margin was 28.3%, up from 27.2% in the first quarter of 2009;

•	Net income rose 234.1% year-over-year;

•	EPS $0.17 versus $0.05 in the corresponding period in 2009.

Mr. Xiaoping Zhang, SORL Auto Parts’ Chief Executive Officer and Chairman, stated, “We are very pleased with our financial performance in the first quarter of 2010. Higher transportation needs for supplies and resources due to rapid urban expansion in interior mainland China caused surging demand for trucks in the first quarter. While commercial vehicle OEMs are ramping up production as they are reaching the limits of their current capacities, they keep auto parts suppliers, especially safety-related components and system producers, on a tight production schedule. We have carefully increased our production and continue to focus on quality assurance. As the truck replacement cycle approaches, under stricter government emission control measures, we also introduced a series of new products into the marketplace. These new products feature new functionalities, not only targeted at fuel-efficiency-conscious customers, but to strengthen driver safety and comfort. As a result of our product mix shift toward high-value-added products, our margin improved.”

Financial Performance

For the first quarter of 2010, net sales were $34.1million, a 68.5% increase compared to $20.2 million for the same period of 2009. Revenues from the Company’s domestic OEM customers were $19.2 million, a 108.7% increase over the first quarter of 2009. Revenues from China’s domestic aftermarket were $6.4 million compared with $6.5 million the previous year. Revenues from international markets were $8.5 million, an 84.8% increase from the same period in 2009. The increase in sales was primarily due to the continued development of China’s automotive industry, the positive affects of the Chinese’s government’s 4 trillion RMB stimulus package and the recovery of global economy. Customers’ exhibited confidence in economic growth for 2010. Further, the Company promoted its integrated system and modular supplies of air brake systems to OEM customers, and increasingly focused on the light-duty, bus and agricultural vehicle markets.

Quarterly gross profit increased 75.0% to $9.6 million, up from $5.5 million a year ago. Gross margin increased to 28.3% from 27.2%. The gross margin increase was primarily the result of enhanced production efficiencies, improving production technologies, and a favorable shift in product mix. The Company expects the continued sales expansion of higher-profit, new products to help maintain or increase the Company’s gross profit margins.

Operating expenses increased 37% to $5.7 million for the first quarter of 2010 from $4.1 million for the same period of 2009. As a percentage of revenue, operating expenses decreased to 16.6% in the first quarter 2010 from 20.4% in the first quarter of 2009 mainly due to increased expenses offset by higher sales.

Selling and distribution expenses were $2.0 million, or 5.8% of quarterly revenue compared with $1.3 million, or 6.5% in the same quarter of 2009. General and administrative (G&A) expenses in the first quarter were $2.3 million, or 6.7% of revenue compared with $2.0 million, or 10.0% in the previous year’s quarter. Research and development (R&D) expenses were $1.3 million, or 3.9% of revenue compared with $0.8 million, or 3.8% at the end of March in 2009.

Operating income increased 190.0% to $4.0 million for the first quarter 2010 from $1.4 million for the same quarter last year. Operating margin increased to 11.7% for the first quarter 2010 from 6.8% in the first quarter of 2009 primarily as a result of higher sales and gross margin with effective cost controls.

Net income attributable to stockholders for the first quarter of 2010 increased 234.1% to $3.2 million, or $0.17 per basic and diluted share, from $0.94 million, or $0.05 per basic and diluted share, in the first quarter of 2009.

As of March 31, 2010, the Company had cash and cash equivalents of $18.6 million as compared to $10.3 million on December 31 2009. Total shareholders’ equity increased to $115.7 million at the end of March 2010 compared with $91.2 million at December 31, 2009. Net cash flow from operating activities was $1.1 million.

Recent Developments

SORL Auto Parts (Ruili Group Ruian Auto Parts Co., Ltd.) signed a strategic supply agreement with Shandong KAMA Automobile Manufacturing Co., Ltd. (“Shandong KAMA”), to provide clutch boosters, clutch master cylinders and other air brake systems-related products. Based on current expectations, SORL believes its products will account for as much as 80% of the total products in those categories used by KAMA.

In addition, SORL Auto Parts has been selected as a key supplier by the Shandong Wuzheng Group. SORL estimates its products supplied to Wuzheng Group will reach 20 million RMB in 2010, doubling the amount in 2009.

Business outlook

For the second quarter of fiscal year 2010, management is expecting net sales to be approximately $47.0 million and net income to be approximately $4.3 million, compared with net sales of $29.7 million and net income of $3.0 million for 2009 second quarter. These targets are based on the Company’s current views on the operating and market conditions, which are subject to change.

Mr Zhang commented, “We will continue with our strategy to focus on high-value-added products for the OEM market in China. In the meantime, we are gradually increasing our penetration into international markets. We are focused on emerging markets and also developed markets such as Europe as well.”

“The ongoing and increasing occurrence of severe weather conditions in China increased truck uses, and domestic trucks demonstrated their solid ability to adapt to difficult road conditions with accessibility to replacement parts in many parts of China. SORL’s extensive sales and service network throughout the country are well positioned to provide many truck drivers with our brake products in a timely fashion.”

“We will continue to invest in new product development, particularly in upgrading traditional valve products and in developing electronically controlled products, to promote our integrated system and modular supplies of air brake systems to our OEM customers. The growth potential of the light-duty, bus and agricultural vehicle markets are increasing our focus to these areas in 2010. We are confident that these efforts will help us continue to improve our competitiveness and financial performance in the future,” Mr. Zhang concluded.

Conference Call

Management will host a conference call at 8:00 am EDT, on Friday, May 14, 2010 to discuss its first quarter 2010 financial results. Listeners may access the call by dialing # 1-877-407-0778 or # 1-201-689-8565 for international callers. A live web cast of the conference call will also be available at http://www.sorl.cn ..

A replay of the call will be available shortly following the conclusion of the earnings call through May 21, 2010. Listeners may access the replay by dialing # 1-877-660-6853 or # 1-201-612-7415 for international callers; account: 286; conference ID: 350399.

About SORL Auto Parts, Inc.

As China’s leading manufacturer and distributor of automotive air brake systems and other related auto parts, SORL Auto Parts, Inc. ranked No. 1 for market share in the segment for commercial vehicles, such as trucks and buses. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 40 categories with over 1000 specifications in air brake system, air controlling system and others. The Company has four authorized international sales centers in Australia, UAE, India, and the United States. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov ..

Contact Information

Ben Chen
Director of Investor Relations
+86 577 6581 7721
Email: ben@sorl.com.cn

Kevin Theiss
Grayling
Tel:   +1-646-284-9409
Email: kevin.theiss@grayling.com

- Tables to follow -

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
March 31, 2010 and December 31, 2009

	March 31, 2010		December 31, 2009
	(Unaudited)
Assets
Current Assets
Cash and Cash Equivalents	US$	18,620,792	US$	10,255,259
Accounts Receivable, Net of Provision		40,952,748		44,546,107
Notes Receivable		16,416,880		13,083,691
Inventory		20,795,064		18,760,724
Prepayments		5,435,814		7,558,140
Other current assets		1,170,279		444,281
Total Current Assets		103,391,577		94,648,202
Fixed Assets
Property, Plant and Equipment		39,945,743		35,335,958
Less: Accumulated Depreciation		(12,380,467)		(11,608,920)
Property, Plant and Equipment, Net		27,565,276		23,727,038

Leasehold Improvements in Progress		477,140		477,681

Land Use Rights, Net		14,119,773		14,198,392

Other Assets
Intangible Assets		161,543		161,499
Less: Accumulated Amortization		(58,227)		(54,380)
Intangible Assets, Net		103,316		107,119
Deferred tax assets		321,060		220,577
Total Other Assets		424,376		327,696
Total Assets	US$	145,978,142	US$	133,379,009

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts Payable, including $1,467,505 and $1,985,291 due to related parties at March 31, 2010 and December 31, 2009, respectively.	US$	7,883,247	US$	9,724,715
Deposit Received from Customers		4,776,500		3,670,369
Income tax payable		215,933		551,900
Accrued Expenses		3,993,492		4,206,297
Other Current Liabilities, including $41,850 and $200,762 from related parties at March 31, 2010 and December 31, 2009, respectively.		532,013		585,176
Total Current Liabilities		17,401,185		18,738,457

Non-Current Liabilities
Deferred tax liabilities		128,348		115,481
Total Liabilities		17,529,533		18,853,938

Stockholders’ Equity
Preferred Stock - No Par Value; 1,000,000 authorized; none issued and outstanding as of March 31, 2010 and December 31, 2009		―		―

Common Stock - $0.002 Par Value; 50,000,000 authorized,
19,304,921 and 18,304,921 issued and outstanding as of
March 31, 2010 and December 31, 2009		38,609		36,609
Additional Paid In Capital		46,896,379		37,498,401
Reserves		4,751,711		4,425,784
Accumulated other comprehensive income		10,969,432		10,939,100
Retained Earnings		53,061,874		50,231,052
Total SORL Auto Parts, Inc. stockholders’ equity		115,718,005		103,130,946
Noncontrolling Interest In Subsidiaries		12,730,604		11,394,125
Total Equity		128,448,609		114,525,071
Total Liabilities and Stockholders’ Equity	US$	145,978,142	US$	133,379,009

The accompanying notes are an integral part of these financial statements

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income(Unaudited)
For The First Quarter Ended on March 31, 2010 and 2009

	Three Months Ended March 31,
	2010		2009

Sales	US$	34,105,054	20,243,738
Include: sales to related parties		249,156	137,432
Cost of Sales		24,455,082	14,730,925

Gross Profit		9,649,972	5,512,813

Expenses:
Selling and Distribution Expenses		1,984,024	1,317,734
General and Administrative Expenses		2,286,861	2,026,298
Research and development expenses		1,321,053	766,451
Financial Expenses		74,641	28,962
Total Expenses		5,666,579	4,139,445

Operating Income		3,983,393	1,373,368

Other Income		84,500	39,217
Non-Operating Expenses		(12,659)	(3,614)

Income Before Provision for Income Taxes		4,055,234	1,408,971

Provision for Income Taxes		604,578	357,966

Net Income	US$	3,450,656	1,051,005

Other Comprehensive Income - Foreign Currency Translation Adjustment		34,004	(19,202)

Total Comprehensive Income		3,484,660	1,031,803
Less:
Net income Attributable to Non-controlling Interest In Subsidiaries		293,907	106,094
Other Comprehensive Income Attributable to Non-controlling Interest’s Share		3,672	(1,920)

Total Comprehensive Income Attributable to Non-controlling Interest’s Share		297,579	104,174
Net Income Attributable to Stockholders		3,156,749	944,911

Other Comprehensive Income Attributable to Stockholders		30,332	(17,282)

Total Comprehensive Income Attributable to Stockholders		3,187,081	927,629

Weighted average common share - Basic		18,871,588	18,279,254

Weighted average common share - Diluted		18,871,588	18,279,254

EPS - Basic		0.17	0.05

EPS - Diluted		0.17	0.05

The accompanying notes are an integral part of these financial statements

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Cash Flows(Unaudited)
For The First Quarter Ended on March 31, 2010 and 2009

		Three Months Ended March 31,
		2010	2009
Cash Flows from Operating Activities
Net Income	US$	3,156,749	944,911
Adjustments to reconcile net income (loss) to net cash
from operating activities:
Noncontrolling Interest In Subsidiaries		293,907	106,094
Bad Debt Expense		157,199	550,156
Depreciation and Amortization		855,272	729,433
Stock-Based Compensation Expense		–	9,935
Changes in Assets and Liabilities:
Accounts Receivable		3,416,837	1,504,731
Notes Receivable		(3,329,084)	176,990
Other Current Assets		(536,002)	2,792,782
Inventory		(2,028,836)	3,004,417
Prepayments		942,716	(4,837,993)
Deferred tax assets		(100,421)	(173,871)
Accounts Payable		(1,972,587)	(1,853,226)
Income Tax Payable		(336,074)	141,540
Deposits Received from Customers		1,104,956	(121,974)
Other Current Liabilities and Accrued Expenses		(488,406)	149,836
Deferred tax liabilities		12,833	21,363
Net Cash Flows from Operating Activities		1,149,059	3,145,124

Cash Flows from Investing Activities
Acquisition of Property and Equipment		(3,225,155)	(226,183)
Sales proceeds of disposal of fixed assets		-	33,795
Net Cash Flows from Investing Activities		(3,225,155)	(192,388)

Cash Flows from Financing Activities
Proceeds from Share Issuance		9,399,978	–
Capital contributed by Minority Shareholder		1,038,900	–

Net Cash flows from Financing Activities		10,438,878	–

Effects on changes in foreign exchange rate		2,751	(1,760)

Net Change in Cash and Cash Equivalents		8,365,533	2,950,976

Cash and Cash Equivalents- Beginning of the period		10,255,259	7,795,987

Cash and cash Equivalents - End of the period	US$	18,620,792	10,746,963

Supplemental Cash Flow Disclosures:
Interest Paid		–	13,736
Tax Paid		1,028,418	368,857

The accompanying notes are an integral part of these financial statements